Exhibit 99.1

Omega United, Inc. dba SkyPostal Networks Completes $10 million Private Placement

Funding will be used to improve the SkyPostal private postal network with the rollout of it GPS delivery confirmation system

MIAMI—(BUSINESS WIRE)—Omega United, Inc., dba SkyPostal Networks, Inc. (OTCBB:OMGA - News), an international mail distribution company specializing in hand delivery of commercial mail and periodicals to the Latin America-Caribbean region (LAC), proudly announces the completion of a private placement financing totaling $10 million.  Falcon Capital, a boutique investment banking firm based in London, acted as placement agent for the financing.

The Company also announced it converted approximately $3.2 million of debt into equity in the form of common shares. The new combined capitalization of over $13 million strengthens SkyPostal’s now totally debt free balance sheet.

The net proceeds of the offering will be used to improve the hand delivery network in LAC with the deployment of its GPS delivery confirmation system, expand services to customers, and for potential acquisitions. “We believe this financing will enable SkyPostal to substantially accelerate progress toward our key strategic initiatives and solidify our market presence” said Albert P. Hernandez, SkyPostal President and CEO. “With recent developments and the closing of this private placement, SkyPostal will be able to consolidate its network in LAC and expand its service offering to Europe. With this additional capital, we will be able to fast track the growth of the company both organically and through strategic acquisitions.”

SkyPostal has exclusive agreements in place with over 20 major private postal services in 20 different countries throughout the LAC region for the delivery of commercial mail, periodicals and parcel post.

About Falcon Capital

Falcon Group is an international group of consulting firms dedicated to providing a wide range of services to businesses of all sizes and in particular to deliver business development and change management advice to small and medium companies across a wide range of industries in both developed and emerging markets with particular emphasis on India.  Working from the solid foundations and successful track record dating back to 1998 of its predecessor, Falcon Capital Partners Limited, Falcon International Consulting Limited, the lead partner of the group, serves a client base of over 1500 banks, institutions and others, including high net worth individuals located in over seventy countries across six continents.

About SkyPostal, Inc.

SkyPostal, Inc., based in Miami, Florida, is an international mail distribution company that specializes in offering hand delivery of commercial mail, periodicals and parcel post into the LAC region. SkyPostal is one of the largest private mail networks in Latin America handling mail from European postal administrations, major publishers, mail consolidators, international mailers and financial institutions that require time-defined and reliable delivery of their mail, magazines and mail order parcels.

Forward-Looking Statement:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company’s actual results to differ materially from those indicated in any forward-looking statements.

Contact:

QualityStocks

Michael McCarthy, 480-308-0703

editor@QualityStocks.net

http://www.QualityStocks.net

or

SkyPostal, Inc.

Investor Relations, 305-436-6815

investorrelations@skypostal.com